EXHIBIT 10.35

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.

                                 Code-name

                           SALEFORM 1993

Revised 1966, 1983 and 1986/87.

MEMORANDUM OF AGREEMENT
Dated: 1st May 2007
Olympian Goddess Shipping, of Marshall Islands hereinafter called the Sellers, have agreed to sell, and clients of Messrs Free Bulkers S.A. for companies to be named later if single purpose companies to be guaranteed by Free Bulkers S.A. hereinafter called the Buyers, have agreed to buy
Name: “Olympian Goddess”
Classification Society/Class: NK
Built: 2002           By: Illegible
Flag: Marshall Islands           Place of Registration: Majuro
Call Sign: Illegible           Grt/Nrt: 27176 / 15533
Register IMO Number: 9264037
hereinafter called the Vessel, on the following terms and conditions:
Definitions
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase price in Clause 1 and in the place of closing stipulated in Clause 8, and in Germany and the UK.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.
“Classification Society” or “Class” means the Society referred to in line 4.
1.	Purchase Price USD 47,000,000.00 (United States Dollars Forty Seven Million)
2.	Deposit
As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 banking days from the date of signing of this Memorandum of Agreement via fax by both parties. This deposit shall be placed with HSH Nordbank at Hamburg and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers. The maximum closing fee will not exceed US $2,500.00 per party.
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3.	Payment
The said Purchase Price shall be paid in full free of bank changes to HSH Nordbank at Hamburg on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5 against delivery to Buyers of the agreed delivery documents as per Addendum No. 1 and the protocol of delivery and acceptance signed by both parties duly authorized representatives. Payment of the 90 percent and extras to be received at Sellers bank at least one banking day prior to the delivery date.
4.	Inspections
a)*        The Buyers have inspected and accepted the Vessel’s classifications records. The Buyers have also inspected the Vessel at/in Telek [illegible], Maylasia on 22nd — 26th April 2007 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.
~~b)*        The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~
~~The Sellers shall provide for inspection of the Vessel at/in~~
~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. They Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.~~
*	4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.
5.	Notices, time and place of delivery
a)        The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 25, 20, 15, 7, and 3 days approximate delivery notice and 1 day definite notice of the date of tendering the notice of readiness and of the ~~estimated time of arrival at~~ the intended place of ~~drydocking/underwater inspection/~~delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in
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accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.
b)        The Vessel shall be delivered and taken over safely afloat at a safe port ~~and accessible berth or~~ anchorage at/in Far East (Singapore-Japan range including all [illegible]) port in Seller’s option but suitable for crew changes etc. Sellers to nominate delivery port when tendering 15 days approximate delivery notice.
~~in the Sellers’ option.~~
Expected time of delivery: 28th July 2007 28th August 2007 in Sellers’ option.
Date of cancelling (see Clauses 5C), 6b) (iii) and 14): 28th August 2007 in Buyer’s option.
c)        If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of this notice or of accepting the new date as the new cancelling date. If the Buyers have not declared the option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.
If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.
d)        Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.
6.	Drydocking/Divers Inspection (See also Clause 17)
~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation.*~~
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b)**	(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation.* In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5b). Once drydocking has taken place, the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5b) shall be extended by the additional time required for the drydocking and extra cleaning, but limited to a maximum of 21 ~~14~~ running days.
c)	If the Vessel is drydocked pursuant to Clause 6a) or 6b) above.

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, these parts shall be renewed or made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation.*
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(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class.*

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted a their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3 whether the Vessel is in drydock or not and irrespective of Clause 5b).
*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not be taken into account.
**	6a) and 6b) are alternatives, delete whichever is not applicable. In the absence of deletions, alternative 6a) to apply.
7.	Spares/bunkers, etc.
The Sellers shall deliver to Vessel to the Buyers with everything belonging to her on board, ashore and on order ~~shore~~. All spare parts and spare equipment ~~including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any,~~ belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, ~~but spares on order are to be excluded~~. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts ~~including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation, nautical instruments, loading programmes communication (GNDSS) software and their related hardware and navigational
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equipment shall be included in the sale without extra payment if they are property of the Sellers. ~~Unused~~ Broached / unbroached stores and provisions shall be included in the sale and be taken over by the Buyers with an extra payment.
The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or logo or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale as well as the following additional items (including items on hire):
- Gas Bottles
- All desktops/laptops/software documents of ISM/SMC except for the Trading Certificates.
~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~
Buyers to pay extra for bunkers remaining on board at the time of delivery and pay prices as per [illegible] [illegible] at the time and port of delivery or in case [illegible] do not publish prices for the port of delivery than newest port [illegible] prices to apply.
Buyers to pay extra for luboils [illegible] at the time of delivery in dedicated storage tanks and unbroached drums at Sellers net contract prices as per invoices.
Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.
8.	Documentation (See Addendum No. 1)
The place of closing: Piraeus, Greece.
In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:
~~a)~~	~~Legal Bill of Sale in a form recordable in (the country which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~
~~b)~~	~~Current Certificate of Ownership leased by the competent authorities of the flag state of the Vessel.~~
~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~
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~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~
~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery or, in the event that the registry does not on a matter of practice lease each documentation immediately, a written undertaking by the Sellers to affect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Byers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~
~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they do request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.
9.	Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, free of charge, free of cargo residue with swept-clean holds, free of stowaways, encumbrances, mortgages, and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to time of delivery.
10.	Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.
11.	Condition on delivery
Vessel to be delivered in substantially the same condition as when inspected by the Buyers normal fair wear and tear excepted with her present class maintained free of conditions/recommendations, free of average damage affecting Vessel’s class.
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All her continuous hull and machinery cycles to the up to date at time of delivery. Class and existing certificates, national and international, including cargo gear certificates, usual for the type and flag of this Vessel shall be valid for a min. period of 3 months at the time of delivery. Sellers will delivery the Vessel with her SS and DD survey (date 14th May 2007) freshly [illegible].
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, ~~but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~
“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4a) ~~or 4b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date~~.
*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
12.	Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.
13.	Buyers’ default
Should the deposit not be paid in accordance with Clause 2 the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.
14.	Sellers’ default
Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of
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Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15.	Buyers’ representatives
After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place up to and including the time of delivery two representatives on board the Vessel at their sole risk and expense ~~upon arrival at ___on or about ___.~~
These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ and their representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.
16.	Arbitration
a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.
~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons of new York, one to be appointed by such of the parties, hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, the Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc., New York.~~
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~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at ___ subject to the procedures applicable there. The laws of ___shall govern this Agreement.~~
*	[16a), 16b) and 16c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16a) to apply.]
Clause 17 — 19 as attached form on integral part of this Memorandum of Agreement.
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Additional Clauses to the Memorandum of Agreement
Dated 1st May 2007 M/V “Olympian Goddess”
Clause 17
In case class surveyor defers repairs of such damage to the Vessel’s next scheduled drydocking, then the Sellers shall have the option to either:
a)        Deliver the Vessel as she is, without repairs, but instead offer a lumpsum cash discount from the purchase price at the time of delivery to the Buyers, in lieu of repairing sum damage to a standard acceptable to class.
The lumpsum cash discount to be the average cost of repairs estimated by two reputable shipyards capable of drydocking and repairing a Vessel of this type, one selected by the Buyers and one selected by the Sellers.
Repair costs under this clause are defined as direct repair cost only and exclude drydocking fees/charges for general services except in case of (b) below, whereby the Sellers exercise their option to make the repairs to class satisfaction before delivery in which case all the repair costs including drydocking fees / charges for general services will be for Seller’ account.
b)        Repair the Vessel to class satisfaction prior to delivery, and in such case cancelling date to be extended by a maximum of 21 running days.
Clause 18
Sellers confirm that the Vessel is not blacklisted by any Nation, Organisation and that it has not traded to CIS/pacific ports (Gypsy Moth Contamination) under present management/ownership.
Clause 19
All negotiations and details of the eventual sale to be kept private and confidential by all parties involved. This provision shall not apply to disclosures to bankers, auditors, stock exchange and regulatory authorities, or to public reporting requirements due to stock market regulations. Should the sale, or any details thereto, be reported pursuant to the above provision by either party to this transaction or by any third party, neither the sellers nor the buyer shall have the right to withdraw from the sale or fail to fulfil any or all of their obligations under this agreement nor claim any related damages whatsoever.
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For the Buyers:		For the Sellers:
By:	Ion G. Varouxakis 3 May 2007	By:	/s/ illegible

Title:	Attorney-in-fact	Title:	/s/ [illegible] Ziogas-Director

ADDENDUM NO. 1
M.V. “Olympian Goddess” MEMORANDUM OF AGREEMENT, DATED 1ST May 2007
Between
Olympian Goddess Shipping Ltd. of Marshall Islands (as Sellers) and
Clients of Messrs Free Bulkers S.A. (as Buyers)
AA)         Before or upon delivery of the vessel, the Sellers are to provide to the Buyers the following documentation (all in English or certified translation), sellers to provide drafts of documents in items (a),(b),(c),(d),(i),(j),(k),(l),(m) within 20 running days prior to expected delivery for buyers perusal and approval:
a)	Signed commercial invoices (in duplicate) giving the main particulars and the purchase price of the vessel.
b)	Two original legal Bill of Sale to be issued by the registered owners of the vessel in Marshall Islands, in a British form 10A, duly notarially attested by the notary public and/or Marshall Islands Authorities and Apostille, evidencing the transfer of all title, ownership and interest in the vessel and in her boats and appurtenances from the Sellers to the Buyers, and stating that the same are free of registered encumbrances, maritime liens, mortgages, taxes and other claims and debts whatsoever.
c)	Written Resolutions of the Sellers’ Joint Meeting of Board of Directors and Shareholders resolving the sale of the vessel to the Buyers and authorizing their representatives to execute delivery documents- including the Bill of Sale and the Protocol of Delivery and Acceptance- and to give instructions to the Bank for the release of the joint account and any other document that may be required by the Bank in relation to the payment transaction and to deliver the vessel to the Buyers, which to be signed by all Directors and Shareholders and to be duly notarized by a notary public or Consulate Officer or Marshall Islands authorized representative officer and Apostille.
d)	Power of Attorney, duly notarized Apostille, for the persons who are to sign the legal Bill of Sale and other delivery documents, including the Protocol of Delivery and Acceptance and to give instructions to the bank for the release of the joint account and any other documents that may be required by the Bank in relation to the payment transaction and to deliver the vessel to the Buyers, pursuant to the resolutions taken in the joint BoD and Shareholders meeting as in above para c).
e)	Certificate of Incumbency issued by a Director of the Sellers maximum one business day prior to the actual date of delivery which shall, inter alia, state the names of the Directors and officers and the names of the shareholders and shall confirm that there has been no alteration in respect of the Directors as well as in respect of the Shareholders of the Sellers’ company since the date when the written resolutions under (c) above took place and that the said resolutions have not been modified or revoked and are in full force and effect. The signature of the Director issuing said certificate shall be legalized by the Marshall Islands Consul or the Marshall Islands’ authorized representative officer and Apostille.
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f)	Certified by a Greek Attorney — at — Law for its genuineness of a Copy of Sellers’ Articles of Association and of a Copy of Sellers’ By-Laws.
g)	Certification from the Marshall Islands Registry authority issued on the actual date of delivery stating that:
i)	The Vessel is owned by the Sellers’ as a non- registered domestic Marshall Islands corporation pursuant to the Associations Law of the Republic of Marshall Islands;
ii)	The Vessel has paid all government taxes up to 31/12/2007;
iii)	The Vessel is free from Registered Ship’s Mortgage and Encumbrances;
iv)	Certificate of permission for sale/transfer of ownership issued by the Marshall Islands Registry;
h)	Original Good Standing Certificate of the Sellers issued by the Marshall Islands Authority dated no later than three working days before closing time and delivery of the Vessel.
i)	Class Maintenance Certificate issued by the N.K. Class Society stating that “on the basis of the review of the survey records filed in the Society’s Head Office, the class of the vessel with characters NS* MNS* is maintained without outstanding recommendation/condition, of which the date shall be no more than 72 hours prior to expected delivery.
j)	Protocol of Delivery and Acceptance in 2 originals.
k)	Signed commercial invoices (in duplicate) giving the remaining quantity of luboils/bunkers on board the vessel at the time of delivery and the agreed purchase price for same.
l)	Letter stating that, to the best of the Sellers’ knowledge, the vessel is not blacklisted by the Arab Boycott League or any other government or organization for the whole period under their Ownership.
m)	Undertaking letters by which Sellers declare to Buyers following:
i)	Sellers will provide Buyers within one month after delivery the vessel’s Deletion Certificate from Registry * only in case vessel is to be registered to another Registry other than Marshall Islands
ii)	The vessel has not been registered in any other Registry worldwide for the whole time being under their ownership
iii)	to close the CSR record (kept on board) in relation to the Vessel’s sale from Sellers to Buyers and close the CSR file kept with Marshall Islands in their name and to send the CSR file within 60 days from vessel’s delivery to Buyers to the new Registry * the latter will be made only in
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case the vessel is to be registered to another registry other than Marshall Islands.
iv)	Undertaking to deactivate Inmarsat C immediately after closing and provide relevant evidence in writing.
n)	Certificates

Copies of the following certificates being valid at the time of expected delivery, will be produced by the Sellers to the Buyers before delivery of the vessels.
1.	Cert. of Registry;

2.	Ship station license;

3.	SMC;

4.	ISSC;

5.	Cert. of Classification;

6.	Cert. of installations Registration;

7.	L/L, S/C, S/E, S/R, IOPP, IAPP and Cert. of compliance for sewage pollution prevention;

8.	Shore based maintenance agreement;

9.	International Tonnage Certificate;

10.	Management company’s Document of Compliance
o)	At the time and place of closing Sellers’ to provide:
i)	irrevocable confirmation letter issued on the date of closing by the agents of the Sellers at the port of delivery sent via fax at the place of closing (original to be delivered later), stating that all outstandings up to the date of delivery (including port dues, taxes and other expenses and agents fee) will be claimed solely against the Sellers and their managers and not against the Buyers / the Vessel.
ii)	written instructions of Sellers to their agent at the port of delivery and to the captain of the Vessel to deliver physical possession of the Vessel to the Buyers.
At the time of delivery the Buyers and the Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance, as in (i) above, confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
BB)	Buyer’s Documents (all in English or certified translation):
a)	Written Resolutions of the Buyers’ Board of Directors’ meeting, resolving the purchase of the vessel from the Sellers further authorizing their representatives to execute delivery documents- including the Protocol of Delivery and Acceptance and to give instructions to the Bank for the release of the joint account and the payment of the purchase price and any other extra money for Luboils/ Bunkers and of any other document that may be required by the Bank in relation to the payment transaction and to accept the vessel from the Sellers, which have to be duly notarized
/s/ Illegible   /s/ Illegible

by a notary public or Consulate officer or Marshall Islands authorized representative officer in Greece (Piraeus) and Apostille.
b)	Certificate of Incumbency Issued by a Director or the Secretary of the Buyers maximum one business day prior to the actual date of delivery which shall, inter alia, state the names of the Directors and officers and shall confirm that there has been no alteration in respect of the Directors of the Buyers’ company since the date when the written resolutions under BB) a) above took place and that the said resolutions have been approved by Buyers Shareholders and have not been modified or revoked and are in full force and effect. The signature of the Director issuing said certificate shall be legalized by the Marshall Islands Consul or the Marshall Islands’ authorized representative officer and Apostille.
c)	Buyers’ Power of Attorney duly notarized and Apostille for the persons who are authorized to sign all delivery documents on behalf and in favor of Buyers, including the Protocol of Delivery and Acceptance, and to accept the Vessel from the Sellers.
d)	Certified true Copy of Buyers’ Articles of Incorporation, attested by a Greek Attorney at Law for its genuineness.
e)	Certified true Copy of Buyers’ By-Laws, attested by a Greek Attorney at Law for its genuineness.
f)	Original Good Standing Certificate issued within three days before delivery date.
All other terms and conditions of the MOA are to remain unaltered and in full force and effect.

FOR THE BUYERS	FOR THE SELLERS

/s/ Ion Varouxakis	/s/ [Illegible] Ziogas

Name: Ion Varouxakis	Name: [Illegible] Ziogas
Title: Attorney-in-Fact	Title: Director